EXHIBIT 2.3

STOCKHOLDERS AGREEMENT

          This STOCKHOLDERS AGREEMENT (as the same may be amended, modified and waived from time to time, this “Agreement”) dated as of December 13, 2002 by and among THE FIRST AMERICAN CORPORATION, a California corporation (“FACO”), PEQUOT PRIVATE EQUITY FUND II, L.P., a Delaware limited partnership (“Pequot”), and FIRST ADVANTAGE CORPORATION, a Delaware corporation (the “Company”).

W I T N E S S E T H

          WHEREAS, FACO, the Company and certain other entities are parties to that certain Agreement and Plan of Merger dated as of December 13, 2002 (the “Merger Agreement”);

          WHEREAS, immediately following the consummation of the transactions contemplated by the Merger Agreement (the “Closing”), FACO will own 100% of the issued and outstanding shares of Class B Common Stock, par value $0.001 per share, of the Company  (“Class B Stock”) and Pequot will own approximately 54% of the issued and outstanding shares of Class A Common Stock, par value $0.001 per share, of the Company  (“Class A Stock”);

          WHEREAS, each share of Class B Stock has ten votes in matters submitted to a vote of the stockholders of the Company and each share of Class A Stock has one vote in matters submitted to a vote of the stockholders of the Company; and

          WHEREAS, as a condition precedent to the Closing, each of FACO, Pequot and the Company (each, a “Party” and collectively, the “Parties”) shall have entered into this Agreement;

          NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, the Parties agree as follows:

SECTION 1.
DEFINED TERMS; CONSTRUCTION

          1.1          Defined Terms.  As used in this Agreement the following terms shall have the following meanings:

          “Affiliate” means with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by, or is under common Control with, such Person.

          “Agreement” has the meaning provided in the introductory paragraph.

          “Board” has the meaning provided in Section 5.1.

          “Class A Stock” has the meaning provided in the second WHEREAS paragraph.

          “Class B Stock” has the meaning provided in the second WHEREAS paragraph.

          “Closing” has the meaning provided in the second WHEREAS paragraph.

          “Company” has the meaning provided in the introductory paragraph.

          “Company Securities” has the meaning provided in Section 4.1(a).

          “Control” means, with respect to any Person, the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

          “Demand Notice” has the meaning provided in Section 4.1(a).

          “Effective Date” means the date on which the Effective Time occurs.

          “Effective Time” has the meaning provided in the Merger Agreement.

          “Exchange Act” means the Securities Exchange Act of 1934, as amended.

          “Exercise Period” has the meaning provided in Section 3.3.

          “FACO” has the meaning provided in the introductory paragraph.

          “Form S-3” has the meaning provided in Section 4.3.

          “Indemnified Party” has the meaning provided in Section 4.6(c).

          “Indemnifying Party” has the meaning provided in Section 4.6(c).

          “Merger Agreement” has the meaning provided in the first WHEREAS paragraph.

          “Notice of Sale” has the meaning provided in Section 3.2.

          “Offer Price” has the meaning provided in Section 3.2.

          “Offered Shares” has the meaning provided in Section 3.2.

          “Party” or “Parties” has the meaning provided in the fourth WHEREAS paragraph.

          “Pequot” has the meaning provided in the introductory paragraph.

          “Person” means and includes natural persons, corporations, limited liability partnerships, general partnerships, limited liability companies, joint stock companies, joint ventures, associations, companies, divisions, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments and agencies and political subdivisions thereof.

          “Piggyback Holders” has the meaning provided in Section 4.1(a).

          “Piggyback Notice” has the meaning provided in Section 4.1(a).

          “Piggyback Rights” has the meaning provided in Section 4.1(a).

          “Piggyback Securities” has the meaning provided in Section 4.1(a).

          “Prior Registration Rights” has the meaning provided in Section 4.11.

          “Registrable Securities” means (a) any shares of Class A Stock held by Pequot or any of its Affiliates at the date of Closing, (b) any shares of Class A Stock received or receivable by Pequot or any of its Affiliates as a result of the exercise of any warrants issued by the Company or US SEARCH.com Inc. and held by Pequot or any of its Affiliates at the date of Closing, (c) any security received or receivable by Pequot or any of its Affiliates as a dividend, stock split or other distribution with respect to any other Registrable Security, (d) any security received by Pequot or any of its Affiliates in exchange for or in replacement of any other Registrable Security, (e) any security issued or issuable to Pequot or any of its Affiliates as a result of a change or reclassification of any other Registrable Security or any capital reorganization of the Company, (f) any security received or receivable by Pequot or any of its Affiliates as a result of a merger or consolidation of the Company and (g) any shares of Class A Stock acquired by Pequot or any of its Affiliates from and after the date hereof that are not transferable without restriction under Rule 144 promulgated under the Securities Act.

          “SEC” means the Securities and Exchange Commission.

          “Securities Act” means the Securities Act of 1933, as amended.

          “Shares” means all of the issued and outstanding shares of the capital stock of the Company from time to time.

          “Special Registration Statement” means a registration statement relating to any employee benefit plan or with respect to any corporate reorganization or other transaction under Rule 145 promulgated under the Securities Act.

          “Tag-Along Right” has the meaning provided in Section 3.3.

          “Tag-Along Sale” has the meaning provided in Section 3.1.

          “Tag-Along Shares” has the meaning provided in Section 3.3.

          “Third Party” has the meaning provided in Section 3.1.

          “Transfer” means, as a noun, any transfer, sale, assignment, exchange, charge, pledge, gift, hypothecation, conveyance, encumbrance or other disposition whether direct or indirect, voluntary or involuntary, by operation of law or otherwise and, as a verb, directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, to transfer, sell, assign, exchange, charge, pledge, give, hypothecate, convey, encumber or otherwise dispose of.

          1.2          Construction. The following rules shall apply to the construction of this Agreement unless the context requires otherwise:  (a) the singular includes the plural, and the plural the singular; (b) words importing any gender include the other gender and the neuter gender; (c) references to statutes are to be construed as including all statutory provisions consolidating, and all regulations promulgated pursuant to, such statutes; (d) references to “writing” include printing, photocopy, typing, lithography and other means of reproducing words in a tangible visible form; (e) the words “including”, “includes” and “include” shall be deemed to be followed by the words “without limitation”; (f) references to the introductory paragraph, recitals or sections (or clauses or subdivisions of sections) are to those of this Agreement unless otherwise indicated; (g) references to agreements and other contractual instruments shall be deemed to include all subsequent amendments and other modifications to such instruments, but only to the extent that such amendments and other modifications are permitted or not prohibited by the terms of this Agreement; (h) section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose; and (i) references to Persons include their respective permitted successors and assigns.

SECTION 2.
REPRESENTATIONS AND WARRANTIES

          Each of FACO, Pequot and the Company hereby represents and warrants with respect to itself only that:

                         (a)          it has the corporate or partnership power and authority to enter into this Agreement and to perform its obligations hereunder;

                         (b)          it has duly executed and delivered this Agreement;

                         (c)          this Agreement constitutes its valid and legally binding obligation, enforceable in accordance with the terms hereof except as may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws, and subject to general equity principles and to limitations on availability of equitable relief, including specific performance;

                         (d)          neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby by it, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency or court to which it is subject or any provision of its certificate or articles of incorporation, bylaws, partnership agreement or other organizational documents or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any material agreement, contract, lease, license, instrument or other material arrangement to which it is a party or by which it is bound or to which any of its material assets is subject (or result in the imposition of any lien, security interest or other encumbrance upon any of its assets);

                         (e)          it need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Person not already been obtained in order to consummate the transactions contemplated by this Agreement; and

                         (f)          with respect to the Company only, the Company has not filed any shelf registration statement under Rule 415 promulgated under the Securities Act for purposes of any public offering of securities of the Company, whether or not for sale for its own account, without having afforded Pequot an opportunity to include in such shelf registration statement all or part of the Registrable Securities in accordance with Section 4.2.

SECTION 3.
TAG-ALONG RIGHT

          3.1          General Restriction on Transfer.  Subject to Section 6.1, without first complying with the remaining provisions of this Section 3, FACO shall not, and shall not permit any of its Affiliates, directly or indirectly, to, Transfer any of the Shares then beneficially owned by it to any Person or group (within the meaning of Section 13(d) of the Exchange Act) that is not an Affiliate of FACO (such Person or group, a “Third Party”) in a transaction or series of related transactions occurring within the three-year period commencing on the Effective Date if, immediately after such Transfer, FACO and its Affiliates would not beneficially own at least 70% of the number of Shares issued to FACO and its Affiliates at Closing (the “FACO Initial Securities”) (a “Tag-Along Sale”).

          3.2          Notice of Sale.  If FACO or an Affiliate thereof shall desire to consummate a Tag-Along Sale, FACO shall first deliver to Pequot written notice of the desire to consummate such Tag-Along Sale (a “Notice of Sale”).  The Notice of Sale shall set forth the identity of the Third Party for such Tag-Along Sale, FACO’s or its Affiliate’s desire to consummate such Tag-Along Sale, the identity and number of Shares FACO or such Affiliate proposes to Transfer (the “Offered Shares”), the purchase consideration per Offered Share (the “Offer Price”), the proposed date or dates of closing of such Tag-Along Sale and the other material terms and conditions upon which FACO or such Affiliate proposes to Transfer the Offered Shares.

          3.3          Exercise of Tag-Along Right.  Upon receipt of a Notice of Sale, Pequot and its Affiliates shall have the right to elect to participate in the Tag-Along Sale by selling such number of Shares held by Pequot equal to the product of (a) a fraction, the numerator of which is the number of Offered Shares and the denominator of which is the total number of Shares then held by FACO and its Affiliates and (b) the total number of Shares then held by Pequot and its Affiliates (such Shares, “Tag-Along Shares”), at a price per share equal to the Offer Price, as part of the sale of the Offered Shares, and otherwise subject to the same material terms and conditions as described in the Notice of Sale (a “Tag-Along Right”); provided, however, if FACO or any of its Affiliates has sold any Shares to the Third Party within twelve (12) months of the date of the Notice of Sale or such sale is otherwise part of a series of related transactions, then, at Pequot’s written request as part of the notice referred to in the immediately following sentence, the number of Tag-Along Shares shall be calculated by treating such all such sales to which Pequot had not been granted a Tag-Along Right as a single transaction and the Offer Price shall be equal to the weighted average price per share in all such transactions.  A Tag-Along Right shall be exercisable by the delivery by Pequot of written notice to FACO during the 30-day period (the “Exercise Period”) commencing on the date on which FACO shall have delivered the Notice of Sale to Pequot.  If Pequot exercises its Tag-Along Right with respect to any Tag-Along Sale, then no later than the closing date for such Tag-Along Sale (which shall be no later than the date for such closing contemplated in the Notice of Sale), Pequot shall deliver to FACO or its designee any and all certificates representing the Tag-Along Shares, duly endorsed in blank or accompanied by written instruments of transfer duly executed by Pequot in blank, and otherwise subject to the material terms and conditions specified in the Notice of Sale, against payment of the Offer Price for each Tag-Along Share to Pequot by FACO or the Third Party purchasing the Offered Shares.  For the avoidance of doubt, FACO shall not Transfer to such Third Party any Offered Shares unless simultaneously with such Transfer, FACO or the Third Party purchases from Pequot all of the Tag-Along Shares required to be purchased pursuant to this Section 3.3 at the Offer Price, and otherwise subject to the same material terms and conditions as the proposed Tag-Along Sale described in the Notice of Sale.

          3.4          Permitted Sales.  With respect to any proposed Tag-Along Sale subject to this Section 3, if (a) FACO has duly given a Notice of Sale to Pequot with respect to such Tag-Along Sale in accordance with Section 3.2 and (b) Pequot has not chosen to exercise its Tag-Along Right prior to the expiration of the Exercise Period, FACO shall have the right to sell to the Third Party the Offered Shares at a price per Offered Share not less than the Offer Price and on terms and conditions no more favorable to such Third Party than those offered hereunder to Pequot with respect to such Offered Shares; provided, however, that the closing of the Transfer shall occur not later than the earlier of (i) 60 days after the last date specified in the Notice of Sale and (ii) 90 days after the expiration of the Exercise Period.

SECTION 4.
REGISTRATION RIGHTS

          4.1          Demand Registrations.  Subject to Section 6.1:

                         (a)          At any time, and from time to time, Pequot shall have the right, by written notice delivered to the Company, to require the Company to register under the Securities Act (including, but not limited to, by means of a shelf registration under Rule 415 promulgated under the Securities Act) Registrable Securities having an aggregate offering price (before deducting of underwriting discounts and commissions) to the public in excess of $5,000,000 (a “Demand Notice”).  Within ten business days after the Company’s receipt of a Demand Notice, the Company shall give written notice thereof (a “Piggyback Notice”) to all other holders of securities of the Company (“Piggyback Holders”) to whom the Company has granted registration rights that are triggered by the Company’s receipt of a Demand Notice (“Piggyback Rights”), which Piggyback Notice shall state that the Piggyback Holders have the right, subject to the cutback described in Section 4.1(b) below, to register for resale all or a portion of their securities that are subject to Piggyback Rights (“Piggyback Securities”).  Subject to the remainder of this Section 4.1, the Company shall effect, as expeditiously as reasonably possible, the registration under the Securities Act of all Registrable Securities that Pequot requests to be registered as well as (i) all Piggyback Securities as to which the Company has received a written notice of exercise of Piggyback Rights and (ii) all securities of the Company that the Company desires to register (“Company Securities”).

                         (b)          If Pequot intends to distribute the Registrable Securities covered by its request by means of an underwriting, Pequot shall so advise the Company as a part of its Demand Notice or any request made pursuant to Section 4.3.  In such event, Pequot, all Piggyback Holders as to which the Company has received a written notice of exercise of Piggyback Rights and, if the Company desires to register securities, the Company shall enter into an underwriting agreement in customary form with an underwriter or underwriters selected for such underwriting by Pequot (which underwriter or underwriters shall be reasonably acceptable to the Company) but in no event shall any indemnity and/or contribution provisions therein provide that the indemnity and/or contribution of Pequot or any such Piggyback Holder exceed the net proceeds of the offering received by Pequot or such Piggyback Holder, as the case may be.  Notwithstanding any other provision of this Section 4.1 or Section 4.3, if the underwriter advises the Company that marketing factors require a limitation of the number of securities to be underwritten (including Registrable Securities) then the Company shall so advise Pequot and all such Piggyback Holders, and the number of shares that may be included in the underwriting shall be allocated, first, to Pequot, second, to the Company, and third, on a pro rata basis to all such Piggyback Holders.  Any Registrable Securities, Piggyback Securities and Company Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration.

                         (c)          The Company shall not be required to effect a registration pursuant to this Section 4.1:

(i) prior to the first anniversary of the date of this Agreement;

(ii) after the Company has effected at least two registrations pursuant to this Section 4.1, and such registrations have been declared or ordered effective;

                                 (iii)           if the Company shall furnish to Pequot a certificate signed by the President or Chief Executive Officer of the Company stating that in the good faith judgment of the Company’s Board of Directors, it would be seriously detrimental to the Company and its stockholders for such registration statement to be effected at such time, in which event the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of Pequot’s request; provided that such right to delay a request shall be exercised by the Company not more than once in any twelve (12) month period; or

(iv) if Pequot proposes to dispose of shares of Registrable Securities that may be registered on Form S-3 pursuant to a request made pursuant to Section 4.3 below.

          4.2          Piggyback Registrations.  Subject to Section 6.1:

                         (a)          The Company shall notify Pequot in writing at least twenty (20) days prior to the filing of any registration statement (including any registration statement on Form S-1 or Form S-3 filed by the Company at any time, but excluding Special Registration Statements) under the Securities Act for purposes of a public offering of securities of the Company, whether or not for sale for its own account, and shall afford Pequot and its Affiliates an opportunity to include in such registration statement all or part of the Registrable Securities.  If Pequot desires to include in any such registration statement all or any part of the Registrable Securities it shall, within twenty (20) days after the above-described notice from the Company, so notify the Company in writing.  Such notice shall state the intended method of disposition of the Registrable Securities by Pequot.  If Pequot decides not to include all of the Registrable Securities in any registration statement thereafter filed by the Company, Pequot shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

                         (b)          If the registration statement under which the Company gives notice under this Section 4.2 is for an underwritten offering, the Company shall so advise Pequot.  In such event, Pequot’s right to be included in a registration pursuant to this Section 4.2 shall be conditioned upon Pequot’s participation in such underwriting and the inclusion of the Registrable Securities in the underwriting to the extent provided herein.  If Pequot proposes to distribute Registrable Securities through such underwriting, Pequot shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company but in no event shall any indemnity and/or contribution provisions therein provide that the indemnity and/or contribution of Pequot exceed the net proceeds from the offering received by Pequot.  Notwithstanding any other provision of this Agreement, if the underwriter determines in good faith that marketing factors require a limitation of the number of shares to be underwritten, the number of shares that may be included in the underwriting shall be allocated, first, to the Company, second, to Pequot, and third, to any stockholder of the Company (other than Pequot) on a pro rata basis.  Such reduction (i) shall not reduce the securities being offered by the Company for its own account to be included in the registration and underwriting and (ii) may result in the number of Registrable Securities being reduced to zero, if necessary.  If Pequot disapproves of the terms of any such underwriting, Pequot may elect to withdraw therefrom by written notice to the Company and the underwriter, delivered at least ten (10) business days prior to the effective date of the registration statement.  Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration.

                         (c)          The Company shall have the right to terminate or withdraw any registration initiated by it for its own account under this Section 4.2 prior to the effectiveness of such registration whether or not Pequot has elected to include securities in such registration.  The registration expenses of such withdrawn registration shall be borne by the Company in accordance with Section 4.5.

          4.3          Form S-3 Registrations.  Subject to Section 6.1, the Company shall use its reasonable best efforts to become and remain eligible to register offerings of securities on Form S-3 or its successor form (“Form S-3”).  Subject to Section 6.1 and at all times during which the Company is qualified for the use of Form S-3, upon Pequot’s written request or requests from time to time (without limit as to number and including by means of a shelf registration under Rule 415 promulgated under the Securities Act), the Company shall register the Registrable Securities on Form S-3 (which request shall be in writing and shall state the number of Registrable Securities to be registered and the intended method of disposition of Registrable Securities); provided, however, that the Company shall not be required to effect more than two such registrations during any twelve-month period, and such registrations on Form S-3 have been declared or ordered effective and have remained effective until the earlier of (x) 30 days after the date of effectiveness and (y) the date all Registrable Securities registered thereunder have been sold.  Notwithstanding the foregoing:

                         (a)          the Company shall not be required to effect a registration pursuant to this Section 4.3 within 120 days of the effective date of any other registration pursuant to this Section 4;

                         (b)          the Company shall not be required to effect a registration pursuant to this Section 4 unless Pequot or an Affiliate thereof proposes to dispose of Registrable Securities having an anticipated aggregate price to the public (net of underwriting discounts and expenses of sale, if any) of at least $2,000,000; and

                         (c)          the Company shall have the right to defer filing a registration statement pursuant to this Section 4.3 for a period of not more than 90 days following the requested filing date if the Company furnishes to Pequot a certificate signed by the President or Chief Executive Officer of the Company stating that in the good faith judgment of the Company’s Board of Directors it would be seriously detrimental to the Company and its stockholders for a registration statement to be filed at the time requested; provided, however, that the Company may not utilize this right more than once in any twelve-month period.

Subject to the foregoing, the Company will use its reasonable best efforts to promptly effect the registration of all Registrable Securities on Form S-3 to the extent requested by Pequot hereunder.

          4.4          Expenses of Registration.  All expenses incurred in connection with any registration pursuant to this Section 4 shall be borne by the Company except as follows:

                         (a)          The Company shall not be required to pay underwriters’ fees, discounts, commissions or transfer taxes relating to the Registrable Securities registered thereunder; and

                         (b)          The Company shall be required to pay fees of only a single special counsel of Pequot and its Affiliates and only up to $25,000.

All expenses of any registered offering specified in clause (a) above shall be borne by Pequot pro rata on the basis of the number of Registrable Securities registered pursuant hereto.

          4.5          Registration Procedures.  In the case of each registration effected by the Company pursuant to this Section 4, the Company will keep Pequot advised in writing as to the initiation of registration, qualification and compliance and as to the completion thereof.  Except as otherwise provided in Section 4.4, at its expense the Company will:

                         (a)          Prepare and file with the SEC a registration statement with respect to the offering of such Registrable Securities and use its reasonable best efforts to cause such registration statement to become effective, and upon Pequot’s reasonable request, keep such registration statement effective for up to 120 days, or until such earlier time at which Pequot or its Affiliates shall have completed the distribution related thereto.

                         (b)          Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement for up to 30 days.

                         (c)          Furnish to Pequot, without charge, such numbers of copies of the prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as Pequot may reasonably request in order to facilitate the disposition of Registrable Securities covered by such registration statement.

                         (d)          Use its reasonable best efforts to register and qualify the securities covered by such registration statement under such other securities or “blue sky” laws of such jurisdictions as shall be reasonably requested by Pequot; provided that neither the Company nor any Affiliate thereof shall be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act.

                         (e)          Notify Pequot (i) when such registration statement, or any post-effective amendment thereto, shall have become effective, (ii) of the issuance by the SEC or any other federal or state governmental authority of any stop order suspending the effectiveness of such registration statement of the initiation of proceedings for that purpose and (iii) at any time when a prospectus relating thereto is required to be delivered under the Securities Act or upon the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing.

                         (f)          In the case of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering.

                         (g)          Cause all Registrable Securities registered under an effective registration statement in accordance with this Section 4 to be listed on the NASDAQ National Market System or on a national securities exchange at all times during which shares of the Company’s common stock are so listed.

                         (h)          In the case of any underwritten public offering, furnish the underwriters with an opinion of counsel for the Company experienced in securities law matters, addressed to the underwriters and dated the date of the closing under the underwriting agreement, covering such matters as are customarily covered in opinions of issuer’s counsel delivered to the underwriters in underwritten public offerings of securities.

                         (h)          In the case of any underwritten public offering, furnish the underwriters with a “comfort” letter from the independent public accountants who have issued an audit report on the Company’s financial statements included in the registration statement, dated the effective date of the registration statement and the date of the closing under the underwriting agreement, signed by such accountants and covering such matters as are customarily covered in accountant’s letters delivered to the underwriters in underwritten public offerings of securities.

                         (i)          Use its reasonable best efforts to take all other steps necessary to effect the registration of such Registrable Securities contemplated hereby.

          4.6          Indemnification.

                         (a)          If any of Pequot’s Registrable Securities are registered under this Section 4, the Company will indemnify and hold harmless Pequot, each of its officers, directors and partners, and each underwriter, broker or dealer of offerings effected pursuant to this Agreement, if any, against all claims, losses, expenses, damages and liabilities (or actions in respect thereto), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, offering circular or other document incident to any such registration, or based on any omission to state therein a material fact required to be stated therein or necessary to make the statement therein not misleading, or any violation by the Company of the Securities Act, the Exchange Act or any state securities law applicable to the Company or any rule or regulation promulgated under the Securities Act, the Exchange Act or any such state law and relating to action or inaction required of the Company in connection with any such registration; provided, however, that the indemnity agreement contained in this Section 4.6(a) shall not apply to amounts paid in settlement of any such claim, loss, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld); provided further, that the Company will not be liable in any such case to the extent that any such claim, loss, damage or liability arises out of or is based on any untrue statement or omission based upon information furnished to the Company by Pequot or any of its Affiliates in writing expressly for use therein.

                         (b)          Pequot will, as to each registration in which Registrable Securities are registered hereunder, indemnify and hold harmless the Company, each of its directors, officers and partners and each person who Controls the Company, against all claims, losses, expenses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement of a material fact contained in any such registration statement, prospectus, offering circular or other document, or any omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company, and such directors, officers, partners and persons who Control the Company for any legal or any other expenses incurred in connection with investigating, defending or settling any such claim, loss, damage, liability or action, in each case only to the extent that such untrue statement or omission is made in such registration statement, prospectus, offering circular or other document in reliance upon information furnished to the Company by Pequot or any of its Affiliates in writing expressly for use therein; provided, however, that indemnity agreement contained in this Section 4.6(b) shall not apply to amounts paid in settlement of any such claim, loss, damage, liability or action if such settlement is effected without the consent of Pequot (which consent shall not be unreasonably withheld); provided, further, that in no case shall Pequot and its Affiliates be liable under this Section 4.6(b) for any amounts in excess of the net proceeds of the Registrable Securities received by Pequot and its Affiliates in such offering.

                         (c)          Each Party entitled to indemnification under this Section 4.6 (the “Indemnified Party”) shall give written notice to the Party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; provided, however, that counsel for the Indemnifying Party proposed to conduct the defense of such claim or litigation shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld), and the Indemnified Party may participate in such defense at such Indemnified Party’s election and expense; provided further, that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations hereunder, unless and to the extent that such failure resulted in material prejudice to the Indemnifying Party; and provided further, that an Indemnified Party shall have the right to retain one separate counsel, with the fees and expenses of such counsel to be paid by the Indemnifying Party, if representation of such Indemnified Party by the counsel retained by the Indemnifying Party would be inappropriate due to a conflict of interests between such Indemnified Party and any other Person represented by counsel for the Indemnifying Party in such proceeding.  No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of the Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to all Indemnified Parties of a release from all liability in respect to such claim or litigation or includes as a term thereof the giving to the claimant or plaintiff of any non-monetary remedies affecting any of the Indemnified Parties.

                         If the indemnification provided for in this Section 4.6 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any loss, liability, claim, damage or expense referred to therein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the statement or omission that resulted in such loss, liability, claim, damage or expense as well as any other relevant equitable consideration.  The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

                         (d)          The obligations of the Parties under this Section 4.6 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 4.

          4.7          Information by Pequot and Affiliates.  In connection with, and as a condition precedent to, any registration under this Section 4, Pequot and/or its Affiliates shall promptly furnish in writing to the Company such information regarding it and the distribution proposed by it as the Company may reasonably request and as shall be required in connection with any registration, qualification or compliance referred to herein.

          4.8          Rule 144 Reporting.  With a view to making available to Pequot and its Affiliates the benefits of certain rules and regulations of the SEC which may permit the sale of Registrable Securities held by Pequot and its Affiliates to the public without registration under this Section 4, the Company agrees at all times to use its reasonable best efforts to (a) make and keep public information available, as those terms are understood and defined in Rule 144 promulgated under the Securities Act and (b) file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act.

          4.9          Black-Out Periods.  Notwithstanding anything in this Agreement to the contrary, the Board of Directors of the Company may, in its sole discretion, impose black-out periods during which no sales may be made under any registration hereunder so long as such blackout is applicable generally to sales of stock by all directors and officers of the Company and any other registration rights agreement related to the Company’s common stock.

          4.10        “Market Stand-Off” Agreement; Agreement to Furnish Information.

                         (a)          Pequot hereby agrees that it shall not publicly sell, publicly transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a public sale, any common stock (or other securities) of the Company held by Pequot (other than those included in the registration) for a period specified by the representative of the underwriters of common stock (or other securities) of the Company not to exceed ninety  (90) days following the effective date of a registration statement of the Company filed under the Securities Act; provided that, all officers and directors of the Company and holders of at least one percent (1%) of the Company’s voting securities and all other persons with registration rights (whether or not pursuant to this Agreement) are bound by and enter into substantially similar agreements and no such agreement is waived.

                         (b)          Pequot agrees to execute and deliver such other agreements as may be reasonably requested by the Company or the underwriter which are consistent with the foregoing or which are necessary to give further effect thereto.  In addition, if requested by the Company or the representative of the underwriters of common stock (or other securities) of the Company, Pequot shall provide, within ten (10) days of such request, such information as may be required by the Company or such representative in connection with the completion of any public offering of the Company’s securities pursuant to a registration statement filed under the Securities Act.  The obligations described in this Section 4.10 shall not apply to a registration relating solely to employee benefit plans on Form S-1 or Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a transaction on Form S-4, or similar forms that may be promulgated in the future, under Rule 145 promulgated under the Securities Act.  Pequot agrees that any transferee of any shares of Registrable Securities shall be bound by this Section 4.10.

          4.11        Exclusive Registration Rights.  Pequot agrees, for itself and its Affiliates, that the registration rights granted to Pequot pursuant to this Section 4 shall be, at and as of the Effective Time, the sole and exclusive registration rights for the Registrable Securities and that such registration rights supersede in their entirety any registration rights previously granted by US SEARCH.com Inc. or any predecessor with respect to the Registrable Securities (“Prior Registration Rights”).  To the extent that any agreement containing Prior Registration Rights remains in full force and effect at the Effective Time (as such term is defined in the Merger Agreement), Pequot irrevocably and unconditionally agrees, for itself and its Affiliates, not to exercise any such Prior Registration Rights.  US SEARCH.com Inc. is hereby expressly made a third party beneficiary of Pequot’s agreements contained in this Section 4.11.

SECTION 5.
BOARD OF DIRECTORS.

          5.1          Designation and Election of Director.  Subject to Section 6.1, FACO shall vote, and cause each of its Affiliates to vote, as many of the Shares as are now or hereafter directly or indirectly owned (of record or beneficially) by FACO and its Affiliates, or otherwise take such action, as is necessary to (a) ensure that the size of the board of directors of Parent (the “Board”) shall be no more than 10 directors and (b) cause the election to the Board of one representative designated in writing by Pequot, who shall initially be Lawrence D. Lenihan, Jr.; provided, however, that FACO and its Affiliates shall not be required to vote their Shares in favor of any such representative if (i) such representative is an officer, director or employee of a Person, that is, directly or through its subsidiaries, materially engaged in an individual background screening  business that competes with the individual background screening business owned by the Company and its subsidiaries or (ii) such representative is or has been the subject of any of the matters described in Rule 262(b) promulgated under the Securities Act.

          5.2          Vacancies.  In the event that any representative designated by Pequot under Section 5.1 for any reason ceases to serve as a member of the Board during his or her term of office or is not elected to the Board pursuant to Section 5.1 above, FACO shall take such actions as are necessary to vote or cause to be voted as many of the Shares held by FACO and its Affiliates as is necessary to cause the resulting vacancy to be filled by a representative designated by Pequot as provided in Section 5.1.

          5.3          Removals.  In the event that Pequot desires to remove any representative designated by Pequot under Section 5.1 as a member of the Board during his or her term of office, with or without cause, the Company and FACO shall take such actions as are necessary to remove such representative from the Board and the resulting vacancy filled in accordance with Section 5.2.  Subject to the preceding sentence, FACO will not, and will cause its Affiliates not to, vote or cause to be voted any of its Shares to direct the vote for the removal of any representative designated by Pequot under Section 5.1; provided that FACO or an Affiliate thereof may so effect the removal of any such representative if at the time of such removal (i) such representative is an officer, director or employee of a Person, that is, directly or through its subsidiaries, materially engaged in an individual background screening  business that competes with the individual background screening business owned by the Company and its subsidiaries or (ii) such representative is or has been the subject of any of the matters described in Rule 262(b) promulgated under the Securities Act.

          5.4          Observer Status.  Subject to Section 6.1, at any time during the effectiveness of this Section 5, Pequot may, in lieu of designating a representative to the board of directors of the Company and subject to execution of a mutually agreed confidentiality agreement, designate a representative to (i) attend all regular and special meetings of the Company’s board of directors in a non-voting, observer capacity, and (ii) receive all notices and materials provided to members of the board of directors, other than privileged information or information that the board reasonably determines to conflict with such representative’s rights.

          5.5          Further Assurances.  The Company agrees that at any time and from time to time, upon the written request of Pequot, the Company will execute and deliver to Pequot any instruments or documents or take any ministerial action that Pequot may reasonably request as being necessary in order to fully give effect to this Agreement.  Notwithstanding the preceding sentence, nothing contained in this Agreement shall require the Company or any of its Affiliates to qualify to do business or to file a general consent to service of process in any state or jurisdiction, unless the Company is already subject to service in such state or jurisdiction.

SECTION 6.
MISCELLANEOUS

          6.1          Effectiveness.  Prior to the Effective Time, no Party shall have any obligation to any other Party under this Agreement.  In the event the Effective Time does not occur, this Agreement shall be null and void.  This Agreement shall become effective at the Effective Time and:

                         (a)          The provisions of Section 3 shall terminate on the earlier of (i) the first date on which Pequot and its Affiliates beneficially own less than 5% of the total number of shares of the Company’s common stock issued and outstanding immediately following the Closing and (ii) the third anniversary of the Effective Date;

                         (b)          The provisions of Section 4 shall terminate on the earlier of (i) the fourth anniversary of the Effective Date and (ii) the first date following the Effective Date on which (x) the Company is then providing current public information within the meaning of Rule 144(c)(1) promulgated under the Securities Act, (y) no representative designated by Pequot pursuant to Section 5.1 is a member of the Board and (z) Pequot and its Affiliates are able to sell all of their Registrable Securities without restriction under Rules 144 and 145 promulgated under the Securities Act during a three-month period; and

                         (c)          The provisions of Section 5 shall terminate on the first date on which Pequot and its Affiliates own less than 75% of all of the shares of Class A Stock issued to Pequot and its Affiliates at the Closing.

          6.2          No Third-Party Beneficiaries.  This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted transferees and assigns.

          6.3          Entire Agreement.  This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

          6.4          Succession and Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted transferees and assigns.  No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties, except that FACO may assign its rights, interests and obligations hereunder to any Affiliate of FACO to whom FACO Transfers Shares; provided that each such Affiliate shall, promptly upon becoming such owner or holder, execute and deliver to the Company and Pequot a joinder agreement pursuant to which it agrees to be legally bound by this Agreement as an original signatory.

          6.5          Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

          6.6          Notices.  Any notice or other communication required or permitted under this Agreement shall be sufficiently given if delivered in person or sent by facsimile or by registered or certified mail, postage prepaid, addressed as follows:

if to FACO or to the Company, to:

One First American Way
Santa Ana, California 92707
Facsimile:	(714) 800-3490
Attention:	Parker S. Kennedy
Kenneth D. DeGiorgio

with a copy to:

White & Case LLP
633 West Fifth Street
Suite 1900
Los Angeles, California 90071
Facsimile:	(213) 687-0758
Attention:	Neil W. Rust

if to Pequot, to:

Pequot Private Equity Fund II, L.P.
c/o Pequot Capital Management, Inc.
500 Nyala Farm Road
Westport, Connecticut 06880
Facsimile:	(203) 429-2420
Attention:	Aryeh Davis
Amber Tencic

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
300 South Grand Avenue, Suite 3400
Los Angeles, California 90071
Facsimile:	(213) 687-5600
Attention:	Brian J. McCarthy
Michael V. Gisser

or such other address or number as shall be furnished in writing by any such Party, and such notice or communication shall be deemed to have been given as of the date so delivered, sent by facsimile or two business days after it is mailed.

          6.7          Governing Law.  THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, AND ALL MATTERS RELATING HERETO, SHALL BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE (EXCLUSIVE OF CONFLICTS OF LAWS PRINCIPLES) APPLICABLE TO AGREEMENTS EXECUTED AND TO BE PERFORMED SOLELY WITHIN SUCH STATE.

          6.8          Amendments and Waivers.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the Parties.  No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

          6.9          Remedies.  Each of the Parties acknowledges and agrees that (a) the provisions of this Agreement are reasonable and necessary to protect the proper and legitimate interests of the Parties, and (b) the Parties would be irreparably damaged in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the Parties shall be entitled to preliminary and permanent injunctive relief to prevent breaches of the provisions of this Agreement by the other Parties without the necessity of proving actual damages or of posting any bond, and to enforce specifically the terms and provisions hereof and thereof in any court of the United States or any state thereof having jurisdiction, which rights shall be cumulative and in addition to any other remedy to which the parties may be entitled hereunder or at law or equity.

          6.10          Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

          6.11          Expenses.  Except as otherwise provided in this Agreement, each of the Parties will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

*          *          *

          IN WITNESS WHEREOF, each of the Parties has executed this Agreement on and as of the date first written above.

THE FIRST AMERICAN CORPORATION

By:	/s/ KENNETH D. DEGIORGIO

Name:	Kenneth D. Degiorgio
Title:	Vice President

PEQUOT PRIVATE EQUITY FUND II, L.P.

By:	Pequot Capital Management, Inc.
Its:	Investment Manager

By:	/s/ KEVIN E. O’BRIEN

Name:	Kevin E. O’Brien
Title:	General Counsel

FIRST ADVANTAGE CORPORATION

By:	/s/ KENNETH D. DEGIORGIO

Name:	Kenneth D. Degiorgio
Title:	Vice President